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EXHIBIT 4.1

                                 AMENDMENT NO. 1

                                       TO

                         COMMON STOCK PURCHASE AGREEMENT







                            DATED AS OF JUNE 9, 2000

                                     BETWEEN

                                     AVIRON

                                       AND

                         ACQUA WELLINGTON NORTH AMERICAN
                               EQUITIES FUND, LTD.



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                AMENDMENT NO. 1, dated as of June 9, 2000 (this "Amendment"), between Aviron, a Delaware corporation (the "Company") and Acqua Wellington North American Equities Fund, Ltd., a company organized under the laws of the Commonwealth of The Bahamas (the "Purchaser"), to the Common Stock Purchase Agreement ( the "Purchase Agreement"), dated as of January 11, 2000 between the Company and the Purchaser.

                              W I T N E S S E T H :

                WHEREAS, the Purchase Agreement provides for the issuance and sale to the Purchaser of shares of the Company's common stock, par value $0.001 (the "Common Stock"), based on certain Draw Downs (as defined therein) as provided therein;

                WHEREAS, pursuant to the Purchase Agreement, three (3) Draw Downs issued and exercised by the Company, each in the amount of $4,000,000, were settled on or around March 2, 2000, April 11, 2000 and May 10, 2000, respectively; and

                WHEREAS, the parties now wish to amend the Purchase Agreement;

                NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereby agree as follows:

                Section 1. Amendments to the Purchase Agreement.

                1. Definitions.

                (a) Section 1.1(d) of the Purchase Agreement is hereby amended by deleting the definition of "Draw Down Amount" in its entirety and substituting, in lieu thereof, the following:

                        (d) "Draw Down Amount" means the actual amount of a Draw Down up to $4,000,000 and shall be adjusted as stated in Sections 1.1(d)(i) to (v) hereof; provided, that the Company may, in its sole discretion, issue a Draw Down Notice with respect to any Draw Down Amount at any Threshold Price or any Draw Down Discount Price or any Draw Down Pricing Period pursuant to terms mutually agreed upon by the Purchaser and the Company, which Draw Down the Purchaser will be obligated to honor. Prior to issuing any Draw Down Notice, the Company shall have Shares registered under the Registration Statement which are valued at an amount equal to or in excess of the requested Draw Down Amount.

                        (i) If the Company's Market Capitalization (as determined by Section 1.1(d)(v) below) equals or exceeds $450,000,000 the actual amount of Draw Down shall be up to $8,000,000;

                        (ii) If the Company's Market Capitalization equals or exceeds $400,00,000 but is less than $450,000,000, the actual amount of Draw Down shall be up to $7,000,000;



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                        (iii)   If the Company's Market Capitalization equals or
                                exceeds $350,000,000 but is less than
                                $400,000,000, the actual amount of Draw Down shall be up to $6,000,000;

                        (iv) If the Company's Market Capitalization equals or exceeds $300,000,000 but is less than $350,000,000, the actual amount of Draw Down shall be up to $5,000,000;

                        (v) "Market Capitalization" shall be calculated on the trading day preceding the first day of the Draw Down Pricing Period and shall be the product of the closing bid price and the number of shares outstanding of the stock, both as determined by Bloomberg LP using the HP and DES functions, respectively.

                (b) Section 1.1(g) of the Purchase Agreement is hereby amended by deleting the definition of "Draw Down Pricing Period" in its entirety and substituting, in lieu thereof, the following:

                        (g) "Draw Down Pricing Period" shall mean a period of eighteen (18) consecutive trading days following a Draw Down Notice (or such other period of consecutive trading days as mutually agreed upon by the Company and the Purchaser).

                2. Purchase and Sale of Common Stock. Section 2.1 of the Purchase Agreement is hereby amended by deleting the section in its entirety and substituting, in lieu thereof, the following:

                "Section 2.1 Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase from the Company up to an aggregate of $84,000,000 of the Company's common stock, $.001 par value per share (the "Common Stock"), based on up to twelve (12) monthly Draw Downs. The Draw Down Amount of each Draw Down shall be determined pursuant to Section 1.1(d) hereof."

                3. Draw Down Terms Section 6.1 of the Purchase Agreement is hereby amended by deleting the section in its entirety and substituting, in lieu thereof, the following:

                "Section 6.1 Draw Down Terms. Subject to the satisfaction of the conditions set forth in this Agreement, the parties agree as follows:

                (a) The Company, may, in its sole discretion, issue and exercise a draw down of up to the Draw Down Amount (a "Draw Down") during each Draw Down Pricing Period, which Draw Down the Purchaser will be obligated to accept. Prior to issuing any Draw Down request, the Company shall have at least the Draw Down Amount registered under the Registration Statement.

                (b) The number of Shares to be issued in connection with each Draw Down shall be equal to the sum of up to eighteen (18) quotients (one for each trading day of the Draw Down Pricing Period for which the VWAP equals or exceeds the Threshold Price)



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        each of which will be (x) 1/18th (or such other fraction based upon the agreed upon Draw Down Pricing Period ) of the Draw Down Amount divided by (y) the applicable Draw Down Discount Price.

                (c) Only one Draw Down shall be allowed in each Draw Down Pricing Period.

                (d) The number of Shares purchased by the Purchaser with respect to each Draw Down shall be determined on a daily basis during each Draw Down Pricing Period and settled on a monthly basis (the "Settlement Date").

                (e) There shall be a minimum of two (2) trading days between Draw Downs (or such other number of trading days as mutually agreed upon by the Company and the Purchaser).

                (f) There shall be a maximum of twelve (12) monthly Draw Downs during the term of this Agreement.

                (g) At the end of each Draw Down Pricing Period and regardless of the Draw Down Amount requested by the Company, the Purchaser's total Draw Down commitment shall be reduced; (i) by $4,000,000 per Draw Down occurring prior to June 1, 2000 and (ii) by $8,000,000 per Draw Down occurring on or after June 1, 2000.

                (h) Each Draw Down will expire on the last trading day of each Draw Down Pricing Period.

                (i) If the VWAP on a given trading day is less than the Threshold Price, then the total amount of the Draw Down will be reduced by 1/18th (or such other fraction based upon the agreed upon Draw Down Pricing Period) and no Shares will be purchased or sold with respect to such trading day. Notwithstanding anything in the foregoing to the contrary, if the VWAP on a given trading day is less than the Threshold Price, the Purchaser may elect in its sole discretion to purchase Shares at the Threshold Price and shall take into account a discount of 92% of the VWAP. At no time shall the Threshold Price be set below $10.00 unless agreed upon by the Company and the Purchaser. If trading in the Company's Common Stock is suspended for any reason for more than three
        (3) hours in any trading day, at the Purchaser's option, the price of the Common Stock shall be deemed to be below the Threshold Price for that trading day.

                (j) The Company must inform the Purchaser via facsimile transmission as to the Draw Down Amount the Company wishes to exercise before commencement of trading on the first trading day of the Draw Down Pricing Period (the "Draw Down Notice"). In addition to the Draw Down Amount, the Company shall set the Threshold Price with each Draw Down Notice and shall designate the first trading day of the Draw Down Pricing Period. At no time shall the Purchaser be required to purchase more than the Draw Down Amount of the Company's Common Stock for a given Draw Down Pricing Period so that if the Company chooses not to exercise the Draw Down in a given Draw Down Pricing Period the Purchaser is not obligated to purchase more than the Draw Down Amount in a subsequent Draw Down Pricing Period.



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                (k) On each Settlement Date, the Company shall deliver the
        Shares purchased by the Purchaser to the Purchaser or to The Depositary Trust Company ("DTC") account designated by the Purchaser via DWAC and upon receipt of the Shares, the Purchaser shall cause payment to be made for the Shares to the Company's designated account by wire transfer of immediately available funds; provided that the Shares are received by the Purchaser no later than 1:00 p.m., eastern time, or next day available funds if the Shares are received thereafter. The delivery of the shares of Common Stock into the Purchaser's DTC account in exchange for payment therefor shall be referred to herein as "Settlement". The Purchaser shall coordinate Settlement with the Company through DTC.

                (l) If during any Draw Down Pricing Period, the Company shall issue any shares of Common Stock (other than shares of Common Stock issued to corporate partners or in connection with a joint venture), the Purchaser may in its sole discretion (i) purchase the Draw Down Amount of shares of Common Stock at the price at which the Company issued shares of Common Stock during such Draw Down Pricing Period, (ii) purchase the Draw Down Amount of shares of Common Stock at the applicable Draw Down Discount Price, or (iii) elect not to purchase any Shares during such Draw Down Pricing Period."

                Section 2. Company's Representations, Warranties and Covenants.

                1. Representations and Warranties. Each of the representations and warranties of the Company set forth in Section 3.1 of the Purchase Agreement is true and correct in all material respects as of the date hereof (except for representations and warranties that speak as of a particular date).

                2. Covenants. After giving effect to this Amendment, the Company hereby makes, confirms, reaffirms and restates the covenants set forth in
Article IV of the Purchase Agreement and confirms that such covenants are for the benefit of the Purchaser.

                Section 3. Miscellaneous.

                1. Limited Effect. Except as expressly amended and modified by this Amendment, all of the provisions and covenants of the Purchase Agreement are and shall continue to remain in full force and effect in accordance with the terms thereof.

                2. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                3. Governing law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the choice of law provisions.

                4. Expenses. The Company agrees to pay or reimburse the Purchaser for all its reasonable out-of-pocket costs and expenses incurred by the Purchaser up to $2,500 in connection with the development, preparation and execution of this Amendment and any other document prepared in connection herewith. The Company expressly acknowledges and further



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agrees that nothing in the preceding sentence shall be construed to limit in any way the provisions of Section 9.1 of the Purchase Agreement.



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                IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed and delivered by their respective authorized officers as of the date first above written.


                                            AVIRON


                                            By:    /s/ Fred Kurland
                                               ---------------------------------
                                            Name:  Fred Kurland
                                            Title: Senior Vice-President and
                                                   Chief Financial Officer

                                            ACQUA WELLINGTON NORTH AMERICAN
                                            EQUITIES FUND, LTD.


                                            By:    /s/ Anthony L.M. Inder Rieden
                                               ---------------------------------
                                            Name:  Anthony L.M. Inder Rieden
                                            Title: Director



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